------------------------------
                                                          OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:          3235-0104
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Pusey                              Gregory                   S.
--------------------------------------------------------------------------------
   (Last)                       (First)                   (Middle)

106 S. University Boulevard, #14
--------------------------------------------------------------------------------
                                    (Street)

Denver                               Colorado                 80209
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

9/6/02
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

AspenBio, Inc.    (APNB)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |X|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)
          Secretary
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, No Par Value              235,605                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, No Par Value               15,901                     I                      By IRA
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, No Par Value               57,754                     I                      By Wife and Wife's IRA
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, No Par Value               28,048                     I                      By Children
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, No Par Value              503,704                     I                      By Cambridge Holdings, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, No Par Value                3,049                     I                      Joint with Wife
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over)

*    If the form is filed by more than one  reporting  person,  see  Instruction
     5(b)(v).

Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                      5. Owner-
                                                   3. Title and Amount of Securities                    ship
                                                      Underlying Derivative Security                    Form of
                         2. Date Exercisable          (Instr. 4)                                        Derivative
                            and Expiration Date    ---------------------------------    4. Conver-      Securities:
                            (Month/Day/Year)                              Amount           sion or      Direct      6. Nature of
                         ----------------------                           or               Exercise     (D) or         Indirect
                         Date        Expira-                              Number           Price of     Indirect       Beneficial
1. Title of Derivative   Exer-       tion                                 of               Derivative   (I)            Ownership
   Security (Instr. 4)   cisable     Date          Title                  Shares           Security     (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Warrant (Right to Buy)   12/28/01     01/01/07       Common Stock          150,000       $1.00          D

------------------------------------------------------------------------------------------------------------------------------------
Warrant (Right to Buy)   12/28/01     01/01/07       Common Stock          360,000       $1.00          I             By Cambridge
                                                                                                                      Holdings, Ltd.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:




/s/ Gregory S. Pusey                                         October 1, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.